Exhibit 23.02

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of DexCom, Inc. for the registration of its securities to be filed on or about November 14, 2008 with the Securities and Exchange Commission and to the incorporation by reference therein of our report dated March 7, 2008, with respect to the financial statements and schedule of DexCom, Inc., and the effectiveness of internal control over financial reporting included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

San Diego, California

November 10, 2008